Exhibit 99.1

Newmont Announces First Quarter Operating and Financial Results

DENVER--(BUSINESS WIRE)--April 20, 2016--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced first quarter results, including $227 million in free cash flow, and $803 million in adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA).

  Net income: Achieved adjusted net income1 of $182 million, or $0.34 per basic share, compared to $229 million or $0.46 per share in the prior year quarter; GAAP net income attributable to shareholders from continuing operations was $78 million, or $0.15 per share, compared to $175 million or $0.35 per share in the prior year quarter
  Consolidated Adjusted EBITDA2: Delivered Adjusted EBITDA of $803 million in the first quarter, compared to $815 million in the prior year quarter
  Consolidated cash flow: Generated cash from continuing operations of $524 million and free cash flow3 from continuing operations of $227 million, compared to $628 million and $344 million in the prior year quarter
  All-in sustaining costs (AISC)4: Improved gold AISC to $828 per ounce compared to $849 per ounce in the prior year quarter, and copper AISC to $1.33 per pound compared to $1.73 per pound in the prior year quarter
  Costs applicable to sales (CAS): Reported gold CAS of $638 per ounce5 compared to $614 per ounce in the prior year quarter, and copper CAS of $1.05 per pound compared to $1.35 per pound in the prior year quarter
  Attributable production: Delivered 1.23 million ounces and 38,000 tonnes of attributable gold and copper production, respectively, compared to 1.19 million ounces and 37,000 tonnes, respectively, in the prior year quarter
  Outlook: Improved 2016 cost outlook and maintained long term production and cost outlook, including profitable gold production of between 4.5 and 5.0 million ounces at AISC below $1,000 per ounce
  Portfolio: Merian, Long Canyon and the Tanami expansion are progressing on schedule; the Cripple Creek & Victor expansion reached first production at the new valley leach facility
  Shareholder returns: Maintained first quarter dividend of $0.025 per share6

“Newmont delivered another solid quarter, generating adjusted EBITDA of more than $800 million and free cash flow of $227 million on the back of strong operating performance,” said Gary Goldberg, President and Chief Executive Officer. “We strengthened our balance sheet with the sale of Regis for $184 million and a successful $500 million debt tender. We’re also adding profitable production as CC&V and the Leeville underground mines continue to ramp up. Merian is about 80 percent complete and will further improve portfolio costs and production as the operation comes on line in the fourth quarter.”

First Quarter Summary Results

Adjusted net income was $182 million, or $0.34 per share, compared to $229 or $0.46 per share in the prior year quarter. Primary adjustments to net income in the first quarter include a gain on the sale of Regis and a non-cash tax provision related to a foreign subsidiary. GAAP net income attributable to shareholders from continuing operations was $78 million, or $0.15 per share, down from $175 million or $0.35 per share a year ago.

Revenue totaled $2.0 billion in the quarter, in line with $2.0 billion in the first quarter of 2015 as higher volumes offset lower gold and copper pricing.

Average net realized gold and copper price was $1,194 per ounce and $2.02 per pound, respectively, compared with $1,203 per ounce and $2.34 per pound, respectively, in the prior year quarter.

Attributable production totaled 1.23 million ounces, compared to 1.19 million ounces in the first quarter of 2015. During the quarter, higher production at Batu Hijau and Kalgoorlie and inclusion of CC&V more than offset declining production at Yanacocha and the sale of Waihi. Attributable copper production totaled 38,000 tonnes compared to 37,000 tonnes in the year ago period as Batu Hijau continued to mine higher grade ore.

Gold CAS was $638 per ounce in the first quarter, compared to $614 in the prior year quarter. First quarter CAS was impacted by lower production at Yanacocha and Ahafo, partially offset by better sales and costs at Batu Hijau and Boddington. Copper CAS was $1.05 per pound in the first quarter, down from $1.35 in the prior year quarter due to strong sales volume at Batu Hijau.

AISC was $828 per ounce and $1.33 per pound, respectively, compared to $849 per ounce and $1.73 per pound in the prior year quarter. AISC improved over the year due to cost and efficiency improvements as well as timing related reductions in sustaining capital. For the full year sustaining capital is expected to be slightly lower due to ongoing cost and efficiency improvement.

Capital expenditures for the first quarter were $297 million, including $111 million of sustaining capital. Development capital was used to construct Merian and Long Canyon, and expansions at Cripple Creek & Victor and Tanami. With the sale of the equity stake in Regis for $184 million, Newmont has generated approximately $1.9 billion in asset sales while maintaining steady attributable gold production.

Consolidated cash flow from continuing operations was $524 million in the first quarter, compared to $628 million in the prior year quarter primarily due to changes in working capital. Free cash flow was $227 million in the first quarter, compared to $344 million in the prior year quarter. The company held $2,461 million of consolidated cash on its balance sheet at the end of the first quarter.

_____________

1 Non-GAAP measure. See end of release for reconciliation to the nearest GAAP metric.
2 Non-GAAP measure. See end of release for reconciliation to the nearest GAAP metric.
3 Non-GAAP measure. See end of release for reconciliation to the nearest GAAP metric.
4 Non-GAAP measure. See end of release for reconciliation to the nearest GAAP metric.
5 Non-GAAP measure. See end of release for reconciliation to the nearest GAAP metric.
6 Such policy is non-binding; declaration of future dividends remains subject to approval and discretion of the Board of Directors.

	Three Months Ended March 31,
	2016	2015	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,211	1,194	1%
Attributable copper tonnes sold	43	38	13%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,194	$1,203	(1)%
Average realized copper price	$2.02	$2.34	(14)%

Attributable Production (koz, kt)
North America	456	405	13%
South America	92	127	(28)%
Asia Pacific	479	438	9%
Africa	202	216	(6)%
Total Gold	1,229	1,186	4%

North America	5	5	—%
Asia Pacific	33	32	3%
Total Copper	38	37	3%

CAS Consolidated ($/oz, $/lb)
North America	$733	$691	6%
South America	717	468	53%
Asia Pacific	569	681	(16)%
Africa	556	474	17%
Total Gold	$638	$614	4%
Total Gold (by-product)	$524	$512	2%

North America	$2.13	$1.93	10%
Asia Pacific	0.97	1.28	(24)%
Total Copper	$1.05	$1.35	(22)%

AISC Consolidated ($/oz, $/lb)
North America	$876	$895	(2)%
South America	1,006	715	41%
Asia Pacific	682	818	(17)%
Africa	698	640	9%
Total Gold	$828	$849	(2)%
Total Gold (by-product)	$746	$787	(5)%

North America	$2.50	$2.38	5%
Asia Pacific	1.25	1.67	(25)%
Total Copper	$1.33	$1.73	(23)%

Projects Update

Cripple Creek & Victor (CC&V) expansion includes a new leach pad, recovery plant and mill. Leach pad construction finished ahead of schedule with first production in March 2016. The recovery plant remains on schedule to be completed later this year. Gold production for 2016 is expected to be between 350,000 and 400,000 ounces at AISC of between $650 and $700, with production weighted toward the latter part of the year. The expansion remains on budget with development costs of approximately $200 million, with 50% spent in 2016.

Merian is nearly 80% complete. The project remains $100 million below initial budget and is on track to reach commercial production in the second half of 2016. Merian will produce between 400,000 and 500,000 ounces of gold annually during its first five years at AISC of between $650 and $750 per ounce. Newmont’s 75% share of development capital is estimated at between $575 and $625 million, with an expenditure of between $170 million and $210 million in 2016.

Long Canyon Phase 1 is 65% complete and remains on budget and schedule to reach commercial production in the first half of 2017. This first phase of development includes an open pit mine and heap leach operation with production of between 100,000 and 150,000 ounces per year at AISC of between $500 and $600 per ounce over an eight year mine life. About half of the total capital costs of between $250 and $300 million will be spent in 2016 with minimal spending in 2017.

Tanami Expansion Project includes constructing a second decline in the mine and building incremental capacity in the plant to increase profitable production and serve as a platform for future expansion. The project is on budget and on schedule to deliver additional production beginning in 2017. The expansion will maintain annual gold production of between 425,000 and 475,000 ounces per year at AISC of between $700 and $750 per ounce for the first five years, and will increase mine life by three years. Capital costs for the project are estimated at between $100 and $120 million with about half of that amount spent in 2016.

Ahafo Mill Expansion and Subika Underground represent opportunities not currently included in Newmont’s outlook. The two projects would increase profitable production at Ahafo while lowering costs and offsetting the impacts of lower grades and harder ore. Both projects will be reviewed in the second half of 2016.

Outlook

Attributable gold production is expected to increase from between 4.8 and 5.3 million ounces in 2016 to between 5.2 and 5.7 million ounces in 2017, and remain stable at between 4.5 and 5.0 million ounces through 2020. New production at Merian, Long Canyon Phase 1, and expansions at Cripple Creek & Victor and Tanami are expected to offset the impacts of maturing operations at Yanacocha and mine sequencing at Batu Hijau. Projects that are not yet approved including Ahafo Mill Expansion, Subika Underground and Northwest Exodus represent production upside of between 250,000 and 400,000 ounces of gold production beginning in 2018.

Attributable copper production is expected to be between 120,000 and 160,000 tonnes in 2016 and 2017 before decreasing to between 70,000 and 110,000 tonnes by 2018. The decline is due to the depletion of higher grade Phase 6 ore at Batu Hijau in 2018. Production at Phoenix Copper Leach and Boddington is expected to remain stable for the period.

Gold cost outlook – AISC is expected to improve from between $880 and $940 per ounce in 2016 to between $850 and $950 per ounce in 2017. 2018 costs are expected to remain below $1,000 per ounce despite higher stripping at Boddington and in Nevada, and lower production at Batu Hijau. CAS is expected to be between $640 and $690 per ounce in 2016, and remain stable at between $650 and $750 per ounce in 2017 and 2018. Costs benefit from higher grades at Batu Hijau and Carlin underground mines through 2017, and from lower cost production at Tanami and Merian through 2018. Ongoing cost and efficiency improvements are expected to offset lower grades and throughput at Ahafo and maturing operations at Yanacocha. Full Potential savings and lower cost ounces from projects that have yet to be approved could further improve costs in 2017 and beyond.

Copper cost outlook – Copper AISC is expected to average between $1.50 and $1.70 per pound in 2016 with higher grade ore at Batu Hijau, and increase slightly to between $1.60 and $1.80 per pound in 2017, and to between $2.40 and $2.60 per pound in 2018. CAS is expected to be between $1.20 and $1.40 per pound in 2016 and 2017, and increase to between $1.80 and $2.00 per pound by 2018. The increase in costs over the period is mostly due to lower production volumes at Batu Hijau as Phase 6 ore is depleted as well as higher stripping at Boddington though 2018.

Capital – 2016 sustaining capital is expected to be between $700 and $750 million increasing to between $800 and $900 million in 2017 to cover equipment rebuilds, water treatment and tailings storage facilities. Technical and operational cost and efficiency improvements represent further upside. Sustaining capital is expected to remain stable at between $700 and $800 million to cover infrastructure, equipment and ongoing mine development in the longer term.

Debt – The company now expects approximately $260 to $280 million of interest expense in 2016. Newmont completed a $500 million debt tender offering in the first quarter of 2016. The debt tender results in lower cash interest expense, partially offset by lower capitalized interest. The Company expects to continue to repay project debt and will analyze opportunities to pay down other Corporate debt in 2016, targeting the highest rates and nearest-term maturities first.

2016 Outlooka

	Consolidated			Attributable			Consolidated			Consolidated All-in Sustaining			Consolidated Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	1,040	–	1,100	1,040	–	1,100	$750	–	$800	$925	–	$975	$175	–	$195
Phoenix[c]	180	–	200	180	–	200	$825	–	$875	$975	–	$1,025	$20	–	$30
Twin Creeks[d]	370	–	400	370	–	400	$575	–	$625	$700	–	$750	$30	–	$40
CC&V	350	–	400	350	–	400	$525	–	$575	$650	–	$700	$120	–	$130
Long Canyon													$140	–	$160
Other North America													$5	–	$15
Total	1,940	–	2,100	1,940	–	2,100	$675	–	$725	$850	–	$925	$490	–	$570

South America
Yanacocha[e]	630	–	660	310	–	350	$820	–	$870	$1,100	–	$1,170	$70	–	$90
Merian	120	–	140	90	–	100	$430	–	$460	$650	–	$700	$210	–	$250
Total	750	–	800	400	–	450	$760	–	$810	$1,050	–	$1,150	$280	–	$340

Asia Pacific
Boddington	725	–	775	725	–	775	$690	–	$730	$800	–	$850	$60	–	$70
Tanami	400	–	475	400	–	475	$550	–	$600	$800	–	$850	$150	–	$160
Kalgoorlie[f]	350	–	400	350	–	400	$650	–	$700	$725	–	$775	$10	–	$20
Other Asia Pacific													$5	–	$15
Batu Hijau[h]	525	–	575	250	–	275	$500	–	$550	$650	–	$700	$50	–	$60
Total	2,000	–	2,225	1,725	–	1,925	$600	–	$650	$760	–	$820	$275	–	$325

Africa
Ahafo	330	–	360	330	–	360	$760	–	$810	$990	–	$1,070	$60	–	$80
Akyem	430	–	460	430	–	460	$520	–	$560	$630	–	$680	$30	–	$40
Total	760	–	820	760	–	820	$625	–	$675	$800	–	$850	$90	–	$120

Corporate/Other													$10	–	$15
Total Gold[g]	5,450	–	5,945	4,825	–	5,295	$640	–	$690	$880	–	$940	$1,135	–	$1,355

Phoenix	15	–	25	15	–	25	$1.70	–	$1.90	$2.10	–	$2.30
Boddington	25	–	35	25	–	35	$1.90	–	$2.10	$2.30	–	$2.50
Batu Hijau[h]	170	–	190	80	–	100	$1.00	–	$1.20	$1.40	–	$1.60
Total Copper	210	–	250	120	–	160	$1.20	–	$1.40	$1.50	–	$1.70

Consolidated Expense Outlook[i]
General & Administrative	$225	–	$275
Interest Expense	$260	–	$280
DD&A	$1,350	–	$1,425
Exploration and Projects	$275	–	$300
Sustaining Capital	$700	–	$750
Tax Rate	35%	–	39%

a2016 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2016 Outlook assumes $1,100/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $65/barrel WTI; AISC and CAS cost estimates do not include inflation, for the remainder of the year. Production, AISC and capital estimates exclude projects that have not yet been approved (NW Exodus, Twin Underground, Batu Phase 7, Ahafo Mill Expansion and Subika Underground). The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.
bAll-in sustaining costs as used in the Company’s Outlook is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital.
cIncludes Lone Tree operations.
dIncludes TRJV operations.
eConsolidated production for Yanacocha is presented on a total production basis for the mine site; attributable production represents a 51.35% interest.
fBoth consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
gProduction outlook does not include equity production from stakes in TMAC (29.4%) or La Zanja (46.94%).
hConsolidated production for Batu Hijau is presented on a total production basis for the mine site; whereas attributable production represents a 48.5% ownership interest in 2016 outlook. Outlook for Batu Hijau remains subject to various factors, including, without limitation, renegotiation of the CoW, issuance of future export approvals, negotiations with the labor union, future in-country smelting availability and regulations relating to export quotas, and certain other factors.
iConsolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments. Beginning in 2016, regional general and administrative expense is included in total general and administrative expense (G&A) and community development cost is included in CAS.

NEWMONT MINING CORPORATION STATEMENTS OF CONSOLIDATED INCOME (unaudited, in millions except per share)

	Three Months Ended
	March 31,
	2016	2015

Sales	$2,032	$1,972

Costs and expenses
Costs applicable to sales (1)	1,081	1,027
Depreciation and amortization	322	289
Reclamation and remediation	25	23
Exploration	30	33
Advanced projects, research and development	28	28
General and administrative	57	58
Other expense, net	18	17
	1,561	1,475
Other income (expense)
Other income, net	98	11
Interest expense, net	(79)	(85)
	19	(74)
Income (loss) before income and mining tax and other items	490	423
Income and mining tax benefit (expense)	(324)	(193)
Equity income (loss) of affiliates	(5)	(9)
Income (loss) from continuing operations	161	221
Income (loss) from discontinued operations	(26)	8
Net income (loss)	135	229
Net loss (income) attributable to noncontrolling interests	(83)	(46)
Net income (loss) attributable to Newmont stockholders	$52	$183

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$78	$175
Discontinued operations	(26)	8
	$52	$183
Income (loss) per common share
Basic:
Continuing operations	$0.15	$0.35
Discontinued operations	(0.05)	0.02
	$0.10	$0.37
Diluted:
Continuing operations	$0.15	$0.35
Discontinued operations	(0.05)	0.02
	$0.10	$0.37

Cash dividends declared per common share	$0.025	$0.025

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION STATEMENTS OF CONSOLIDATED CASH FLOWS (unaudited, in millions)

	Three Months Ended
	March 31,
	2016	2015
Operating activities:
Net income (loss)	$135	$229
Adjustments:
Depreciation and amortization	322	289
Stock based compensation	16	20
Reclamation and remediation	24	23
Loss (income) from discontinued operations	26	(8)
Impairment of investments	—	57
Deferred income taxes	153	61
Gain on asset and investment sales, net	(104)	(44)
Other operating adjustments and impairments	92	74
Net change in operating assets and liabilities	(140)	(73)
Net cash provided by continuing operating activities	524	628
Net cash used in discontinued operations	(2)	(3)
Net cash provided by operating activities	522	625
Investing activities:
Additions to property, plant and mine development	(297)	(284)
Sales of investments	184	29
Proceeds from sale of other assets	6	44
Other	(4)	(3)
Net cash used in investing activities	(111)	(214)
Financing activities:
Repayment of debt	(499)	(205)
Sale of noncontrolling interests	—	37
Funding from noncontrolling interests	12	47
Dividends paid to noncontrolling interests	(146)	(3)
Dividends paid to common stockholders	(13)	(12)
Increase in restricted cash, net	(91)	(55)
Other	(1)	(5)
Net cash used in financing activities	(738)	(196)
Effect of exchange rate changes on cash	6	(20)
Net change in cash and cash equivalents	(321)	195
Cash and cash equivalents at beginning of period	2,782	2,403
Cash and cash equivalents at end of period	$2,461	$2,598

NEWMONT MINING CORPORATION CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At March 31,	At December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$2,461	$2,782
Trade receivables	273	260
Other accounts receivables	222	185
Investments	27	19
Inventories	710	710
Stockpiles and ore on leach pads	864	896
Other current assets	223	131
Current assets	4,780	4,983
Property, plant and mine development, net	14,284	14,303
Investments	240	402
Stockpiles and ore on leach pads	3,021	3,000
Deferred income tax assets	1,533	1,718
Other non-current assets	695	730
Total assets	$24,553	$25,136

LIABILITIES
Debt	$335	$149
Accounts payable	367	396
Employee-related benefits	196	293
Income and mining taxes payable	75	38
Other current liabilities	485	540
Current liabilities	1,458	1,416
Debt	5,369	6,041
Reclamation and remediation liabilities	1,821	1,800
Deferred income tax liabilities	865	840
Employee-related benefits	454	437
Other non-current liabilities	333	310
Total liabilities	10,300	10,844

EQUITY
Common stock	849	847
Additional paid-in capital	9,437	9,427
Accumulated other comprehensive income (loss)	(386)	(334)
Retained earnings	1,449	1,410
Newmont stockholders' equity	11,349	11,350
Noncontrolling interests	2,904	2,942
Total equity	14,253	14,292
Total liabilities and equity	$24,553	$25,136

Regional Operating Statistics

	Consolidated gold		Attributable gold
	ounces produced		ounces produced
	(thousands):		(thousands):
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
North America
Carlin	206	229	206	229
Phoenix	56	55	56	55
Twin Creeks	136	121	136	121
CC&V	58	—	58	—
	456	405	456	405
South America
Yanacocha	180	248	92	127
Other South America Equity Interests	—	—	—	—
	180	248	92	127
Asia Pacific
Boddington	189	184	189	184
Tanami	104	99	104	99
Waihi	—	41	—	41
Kalgoorlie	93	62	93	62
Batu Hijau	192	107	93	52
Other Asia Pacific Equity Interests	—	—	—	—
	578	493	479	438
Africa
Ahafo	88	101	88	101
Akyem	114	115	114	115
	202	216	202	216
	1,416	1,362	1,229	1,186
Consolidated copper pounds produced (millions):
Phoenix	11	12	11	12
Boddington	17	18	17	18
Batu Hijau	113	109	55	53
	141	139	83	83
Consolidated copper tonnes produced (thousands):
Phoenix	5	5	5	5
Boddington	8	8	8	8
Batu Hijau	51	49	25	24
	64	62	38	37

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals, by excluding certain items that have a disproportionate impact on our results for a particular period. The net income (loss) adjustments are presented net of tax generally at the Company’s statutory effective tax rate of 35% and net of our partners’ noncontrolling interests when applicable. The impact of the adjustments through the Company’s Valuation allowance is shown separately. The tax adjustment includes items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended
	March 31,
	2016	2015
Net income (loss) attributable to Newmont stockholders	$52	$183
Loss (income) from discontinued operations (1)	26	(8)
Impairment of investments (2)	—	37
Restructuring and other (3)	7	2
Loss (gain) on asset and investment sales (4)	(104)	(29)
Loss on debt repayment (5)	2	—
Tax adjustments (6)	199	44
Adjusted net income (loss)	$182	$229

Net income (loss) per share, basic	$0.10	$0.37
Loss (income) from discontinued operations, net of taxes	0.05	(0.01)
Impairment of investments, net of taxes	—	0.07
Restructuring and other, net of taxes	0.01	—
Loss (gain) on asset and investment sales, net of taxes	(0.20)	(0.06)
Loss on debt repayment	—	—
Tax adjustments	0.38	0.09
Adjusted net income (loss) per share, basic	$0.34	$0.46

Net income (loss) per share, diluted	$0.10	$0.37
Loss (income) from discontinued operations, net of taxes	0.05	(0.01)
Impairment of investments, net of taxes	—	0.07
Restructuring and other, net of taxes	0.01	—
Loss (gain) on asset and investment sales, net of taxes	(0.20)	(0.06)
Loss on debt repayment	—	—
Tax adjustments	0.38	0.09
Adjusted net income (loss) per share, diluted	$0.34	$0.46

(1)	Loss (income) from discontinued operations is presented net of tax expense (benefit) of $(11) and $4, respectively.
(2)	Impairment of investments, included in Other Income, net, is presented net of tax expense (benefit) of $- and $(20), respectively.
(3)	Restructuring and other, included in Other Expense, net, is presented net of tax expense (benefit) of $(5) and $(2), respectively, and amounts attributed to noncontrolling interest income (loss) of $(1) and $(1), respectively.
(4)	Loss (gain) on asset and investment sales, included in Other Income, net, is presented net of tax expense (benefit) of $- and $15, respectively.
(5)	Loss on debt repayment, included in Other Income, net and Interest Expense, net of capitalized interest, is presented net of tax expense (benefit) of $(1) and $-, respectively.
(6)	Tax adjustments include movements in tax valuation allowance and tax adjustments not related to current period earnings.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended
	March 31,
	2016	2015
Net income (loss) attributable to Newmont stockholders	$52	$183
Net income (loss) attributable to noncontrolling interests	83	46
Loss (income) from discontinued operations	26	(8)
Equity loss (income) of affiliates	5	9
Income and mining tax expense (benefit)	324	193
Depreciation and amortization	322	289
Interest expense, net of capitalized interest	79	85
EBITDA	$891	$797
Adjustments:
Impairment of investments	$—	$57
Restructuring and other	13	5
Loss (gain) on asset and investment sales	(104)	(44)
Loss on debt repayment	3	—
Adjusted EBITDA	$803	$815

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by operating activities plus Net cash used in discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flow. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flow.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	March 31,
	2016	2015
Net cash provided by operating activities	$522	$625
Plus: Net cash used in discontinued operations	2	3
Net cash provided by continuing operating activities	524	628
Less: Additions to property, plant and mine development	(297)	(284)
Free Cash Flow	$227	$344

Net cash used in investing activities (1)	$(111)	$(214)
Net cash used in financing activities	$(738)	$(196)
(1)	Net cash used in investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended
	March 31,
	2016	2015
Costs applicable to sales (1)	$906	$840
Gold sold (thousand ounces)	1,421	1,367
Costs applicable to sales per ounce	$638	$614
(1)	Includes by-product credits of $13 and $14 in the first quarter of 2016 and 2015, respectively.

Costs applicable to sales per pound

	Three Months Ended
	March 31,
	2016	2015
Costs applicable to sales (1)	$175	$187
Copper sold (million pounds)	167	139
Costs applicable to sales per pound	$1.05	$1.35
(1)	Includes by-product credits of $7 and $6 in the first quarter of 2016 and 2015, respectively.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Cost Applicable to Sales - Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. Costs Applicable to Sales (“CAS”) includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Statement of Consolidated Income. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statement of Consolidated Income less the amount of CAS attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The copper CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines is based upon the relative sales percentage of copper and gold sold during the period.

Remediation Costs - Includes accretion expense related to asset retirement obligations (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advance projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Statement of Consolidated Income less the amount attributable to the production of copper at our Phoenix, Boddington and Batu Hijau mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

General and Administrative - Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net - Includes administrative costs to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix, Boddington and Batu Hijau mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
March 31, 2016	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$189	$1	$3	$1	$—	$—	$32	$226	208	$1,087
Phoenix	49	1	—	—	—	3	2	55	53	1,038
Twin Creeks	60	1	2	—	—	—	6	69	136	507
CC&V (7)	33	1	3	—	—	—	—	37	55	673
Other North America	—	—	7	—	2	—	—	9	—	—
North America	331	4	15	1	2	3	40	396	452	876

Yanacocha	128	14	9	3	1	—	14	169	179	944
Merian	—	—	3	—	—	—	—	3	—	—
Other South America	—	—	6	2	—	—	—	8	—	—
South America	128	14	18	5	1	—	14	180	179	1,006

Boddington	111	1	—	—	—	4	9	125	163	767
Tanami	59	1	3	—	—	—	14	77	101	762
Kalgoorlie	65	1	1	—	—	1	3	71	88	807
Batu Hijau	100	3	1	3	—	12	4	123	236	521
Other Asia Pacific	—	—	1	3	1	—	—	5	—	—
Asia Pacific	335	6	6	6	1	17	30	401	588	682

Ahafo	57	2	5	—	—	—	10	74	87	851
Akyem	55	2	1	—	—	—	7	65	115	565
Other Africa	—	—	1	1	—	—	—	2	—	—
Africa	112	4	7	1	—	—	17	141	202	698

Corporate and Other	—	—	12	43	1	—	2	58	—	—
Total Gold	$906	$28	$58	$56	$5	$20	$103	$1,176	1,421	$828

Copper
Phoenix	$22	$1	$—	$—	$—	$1	$1	$25	10	$2.50
Boddington	23	—	—	—	—	3	2	28	15	1.87
Batu Hijau	130	5	—	1	—	28	5	169	142	1.19
Asia Pacific	153	5	—	1	—	31	7	197	157	1.25
Total Copper	$175	$6	$—	$1	$—	$32	$8	$222	167	$1.33

Consolidated	$1,081	$34	$58	$57	$5	$52	$111	$1,398
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $20.
(3)	Includes stockpile and leach pad inventory adjustments of $28 at Yanacocha, $20 at Carlin, and $2 at Twin Creeks.
(4)	Remediation costs include operating accretion of $23 and amortization of asset retirement costs of $11.
(5)	Other expense, net is adjusted for restructuring costs of $13.
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital of $186. The following are major development projects: Merian, Turf Vent Shaft, Long Canyon and the CC&V expansion project.
(7)	On August 3, 2015, the Company acquired the CC&V gold mining business.

			Advanced			Treatment				All-In
	Costs		Projects	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
March 31, 2015	to Sales (1)(2)(3)	Costs (4)	Exploration	Administrative	Net (5)	Costs	Capital (6)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$178	$1	$3	$2	$—	$—	$37	$221	227	$974
Phoenix	41	1	1	1	—	2	4	50	52	962
Twin Creeks	59	1	2	—	—	—	18	80	122	656
Other North America	—	—	5	—	2	—	1	8	—	—
North America	278	3	11	3	2	2	60	359	401	895

Yanacocha	115	24	5	4	1	—	15	164	246	667
Merian	—	—	2	—	—	—	—	2	—	—
Other South America	—	—	10	—	—	—	—	10	—	—
South America	115	24	17	4	1	—	15	176	246	715

Boddington	157	2	1	—	—	6	9	175	202	866
Tanami	58	1	1	—	—	—	14	74	98	755
Waihi (7)	19	1	1	—	—	—	—	21	41	512
Kalgoorlie	60	1	—	—	—	1	7	69	61	1,131
Batu Hijau	51	2	—	1	—	9	6	69	104	663
Other Asia Pacific	—	—	1	3	2	—	—	6	—	—
Asia Pacific	345	7	4	4	2	16	36	414	506	818

Ahafo	56	1	6	—	—	—	12	75	100	750
Akyem	46	1	—	—	—	—	11	58	114	509
Other Africa	—	1	1	2	—	—	—	4	—	—
Africa	102	3	7	2	—	—	23	137	214	640

Corporate and Other	—	—	22	44	6	—	3	75	—	—
Total Gold	$840	$37	$61	$57	$11	$18	$137	$1,161	1,367	$849

Copper
Phoenix	$25	$1	$—	$—	$1	$1	$3	$31	13	$2.38
Boddington	39	—	—	—	—	4	2	45	20	2.25
Batu Hijau	123	5	—	1	—	22	14	165	106	1.56
Asia Pacific	162	5	—	1	—	26	16	210	126	1.67
Total Copper	$187	$6	$—	$1	$1	$27	$19	$241	139	$1.73

Consolidated	$1,027	$43	$61	$58	$12	$45	$156	$1,402
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $20.
(3)	Includes stockpile and leach pad inventory adjustments of $24 at Carlin, $2 at Twin Creeks, $4 at Yanacocha, and $19 at Boddington.
(4)	Reclamation costs include accretion of $21 and amortization of asset retirement costs of $22.
(5)	Other expense, net is adjusted for restructuring costs of $5.
(6)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital of $128. The following are major development projects as of March 31, 2015: Turf Vent Shaft and Merian.
(7)	On October 29, 2015, the Company sold the Waihi mine.

Conference Call Information

A conference call will be held on Thursday, April 21, 2016 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details

Dial-In Number	800.857.6428
Intl Dial-In Number	517.623.4916
Leader	Meredith Bandy
Passcode	Newmont
Replay Number	800.627.9591
Intl Replay Number	402.220.0237
Replay Passcode	2016

Webcast Details
URL: http://event.on24.com/wcc/r/1154479/EF76BFDF30684442A933FDD5673C013E

The first quarter 2016 results will be available after the market closes on Wednesday, April 20, 2016 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Investors are reminded to refer to the investor Briefcase on www.newmont.com which contains operating statistics, MD&A and other relevant financial information.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future consolidated and attributable production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) our efforts to continue delivering reduced costs and efficiency; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investments; and (vi) expectations regarding future debt repayments. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; (viii) the acceptable outcome of negotiation of the amendment to the Contract of Work and/or resolution of export issues in Indonesia; and (ix) other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2015 Annual Report on Form 10-K, filed on February 17, 2016, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-Q expected to be filed on or about April 20, 2016 with the SEC (also available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contact
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com